UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Arkansas Best Corporation

(Name of Registrant as Specified In Its Charter)

N/A

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          On February 28, 2007, Arkansas Best Corporation (the “Company”) filed its definitive proxy statement for the Annual Meeting of Stockholders to be held on April 24, 2007. Set forth below is an email to the Company’s employees from Robert A. Young, Chairman of the Board, and Robert A. Davidson, President and Chief Executive Officer of the Company.
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Vote “AGAINST” Proposal III in the Arkansas Best 2007 Proxy Statement
Dear Employee-Shareholder:
We are asking all employees who own Arkansas Best stock to support the Company by voting “AGAINST” a shareholder proposal on the ballot for the Company’s April 24, 2007 Annual Meeting of Stockholders.
The proposal by a single shareholder owning less than 10,000 shares of Arkansas Best stock, seeks to have the Board of Directors reduce the length of term for its members from three years to one year. The Board and management believe this change is not in the best interests of the Company’s stockholders for all the reasons stated in the 2007 Proxy Statement, including the Company’s experience during a hostile takeover attempt in 1988.
Please read the “Board of Director’s Opposition Statement and Recommendation to vote AGAINST the Shareholder Proposal” found in the Company’s 2007 Proxy Statement under “Proposal III. Shareholder Proposal.” If you agree with the Board and management, please mark your ballot “AGAINST” Proposal III and return your 2007 ballot as instructed in the Proxy Statement materials you receive so your vote will count.
If you own Arkansas Best stock, whether through the Company’s 401(k) Savings Plan, the Employee Stock Purchase Plan (administered by the Smith Barney investment firm), in a broker/investment firm account (such as Merrill Lynch, Charles Schwab & Co., etc.) or in your own name, you should have or will soon receive your Arkansas Best 2007 Proxy Statement materials, including a ballot for casting your vote. Please follow the voting and ballot return instructions contained in the materials you receive and vote “AGAINST” Proposal III.
Thanks for your support of the Company,

/s/ Robert A. Young	/s/ Robert A. Davidson
Robert A. Young	Robert A. Davidson
Chairman of the Board	President and Chief Executive Officer

SEC Disclosure
          Arkansas Best Corporation (the “Company”) filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement to be used by the Company to solicit its stockholders for the matters to be voted on at the 2007 Annual Meeting of Stockholders. The Company may also file other documents concerning the 2007 Annual Meeting of Stockholders. You are urged to read the proxy statement regarding the 2007 Annual Meeting of Stockholders and any other relevant documents filed with the SEC, as well as any amendments or supplements to the proxy statement, because they contain important information. You can obtain a free copy of the proxy statement, as well as other filings containing information about the Company, at the SEC’s Internet Site (http://www.sec.gov) or directly from the Company without charge, by contacting David Humphrey, Director-Investor Relations, Arkansas Best Corporation, P.O. Box 10048, Fort Smith, Arkansas 72917-0048, or by telephone at (479) 785-6000.
          The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the 2007 Annual Meeting of Stockholders. Additional information regarding the interests of those participants may be obtained by reading the Company’s proxy statement for the 2007 Annual Meeting of Stockholders, which was filed with the SEC on February 28, 2007.